Exhibit 99.2

Event Name: ClearSign Technologies Second Quarter 2024 Conference Call

Event Date: Wednesday, August 21, 2024, 5:00 p.m. Eastern Time

Officers and Speakers

Matthew Selinger; Firm IR Group

Brent Hinds; Chief Financial Officer

Jim Deller; Chief Executive Officer

Analysts

Amit Dayal; H.C. Wainwright

Presentation

Operator: Good afternoon, and welcome to the ClearSign Technologies Second Quarter 2024 Conference Call.

[Operator Instructions]

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Second Quarter 2024 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the markets for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2023 annual report on Form 10-K for the period ended December 31, 2023.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign's Chief Executive Officer; and Brent Hinds, ClearSign's Chief Financial Officer.

So with that, at this point in the call, I would like to turn the call over to CFO Brent Hinds. So Brent, please go ahead.

Brent Hinds: Thank you, Matthew, and thank you to everyone joining us here today.

Before I begin, I'd like to note that our financial results for the second quarter of 2024 are included on the quarterly report on Form 10-Q that was filed with the SEC last Wednesday on August 14.

And with that, I would like to give an overview of the financials for the second quarter of 2024. For the second quarter of 2024, the company recognized approximately $45,000 in revenues, compared to approximately $150,000 for the same comparable period in 2023. This $105,000 decrease in revenues is driven by the natural lumpiness in our business, as we continue to work to build our sales pipeline.

While we don't provide guidance, Jim will comment later on our project pipeline, with shipping and delivery timeframes, which can give an indication of future revenues.

Looking at the income statement as a whole, our net loss for the second quarter in 2024 was approximately $1.9 million, which is an unfavorable increase of approximately $400,000 compared to the same period in 2023. This unfavorable year-over-year change was predominantly due to a one-time non-cash event for $260,000 related to the vesting of restricted stock units in connection with the resignation of Mr. Hoffman from the Board of Directors.

Now I'd like to shift focus from our income statement to the balance sheet; more specifically, cash. Our net cash used in operations for the second quarter of 2024 was approximately $1.5 million, compared to a generation of cash of approximately $50,000 for the same period in 2023. This unfavorable year-over-year change was driven by the prior year's operations. As you may recall, during the second quarter of 2023, we collected a significant amount of cash from customers because we met billing milestones specified in our contracts.

Shifting gears but continuing our focus on cash, I would also like to revisit an announcement we made on June 20, 2024, when we announced a full exercise of the clirSPV participation right. Pursuant to the stock purchase agreement dated July 12, 2018, clirSPV can participate in equity offerings to maintain its 19.99% ownership. The full exercise of the participation right added approximately $4.3 million in cash to the balance sheet. Couple this with the other recent equity offerings, we added approximately $13 million in cash to our balance sheet in the second quarter of 2024. So therefore, as of June 30, 2024, we reported a balance of approximately $16 million in cash and cash equivalents. From a financial perspective, we believe this working capital position instills greater confidence in our customers and suppliers when doing business with us.

And with that, I'd like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the finance overview. As always, I'd like to thank everyone for joining us on this call today and for your interest in ClearSign.

Before I start, on behalf of ClearSign and the board, I want to thank our former chairman and board member Rob Hoffman for his years of service and for the continued financial support for ClearSign provided by clirSPV. Rob's support was instrumental in fostering this company from a research and development technology company to the viable commercial entity we are today.

On a similar note, I'd like to welcome Todd Silva to the ClearSign Board of Directors to fill Rob's vacancy as clirSPV's designee. Todd brings over 30 years of leadership and financial experience in industries spanning financial services, technology, healthcare and others. I think this is an exciting time for the company, and we look forward to working with Todd and the other board members.

On the call today, I will review our product lines, starting with our process burners, then move to boiler burners, and then discuss the outlook for the rest of the year.

So turning to our process burner line, in our last call, we discussed our multiple installations and follow-on orders from Kern Energy in California. At that time, our two largest heater retrofit projects had just been started up, and shortly afterward their emissions were verified by formal third-party measurements known as source tests. These two heaters are side by side, one with five burners and the other with eight. Since those two projects, we have also received follow-on orders for two additional heaters at Kern Energy. Our previous orders, the initial purchase order, is for engineering, and we anticipate receiving the orders for the follow-on fabrication and delivery to complete these retrofits after our engineering scope is complete.

We continue to work with Kern Energy, obviously, on our existing projects, but also in regard to discussions for the future. You may also have seen messaging from Kern Energy, particularly on LinkedIn, and also new articles referencing our work together from their perspective, emphasizing their priorities and values, and why our projects are important to Kern Energy. In their words, the supply of ClearSign's technology helps the refinery continue to meet California's clean air goals and go beyond established emissions limits to further reduce their environmental footprint.

Since then, and most recently, we have made further significant progress in our process burner product line. On July 17, we announced that we had received the engineering order from engineering company and heater manufacturer Birwelco USA Inc., a Boustead International Heaters company, for the first phase of a project to retrofit four process heaters with a total of 26 ClearSign Core burners to be installed in the Gulf Coast facility of a Fortune 500 global chemical company. This order is important not just for the size and the anticipated revenue associated with it, as important as that is, but also because the order is destined for a facility in Texas, which is part of the USA Gulf Coast region that we expect to ultimately be the largest market for our current product lines, and one that is now in the process of revising their clear air regulations, and because of the prominence of the engineering and heater manufacturer Birwelco, who were paramount in the selection of the equipment for this project, which ultimately resulted in the order being placed with ClearSign.

For anyone looking to get insight into this industry, I encourage you to look at Birwelco, and particularly to visit their website. They work with a distinguished list of major refiners, midstream and chemical companies. They are based on Houston and part of Boustead International Heaters, or BIH, which includes sister companies in Europe, Malaysia and Singapore. Birwelco's business is predominantly the supply of heaters to refineries and petrochemical plants, or engineering and managing projects to upgrade them, including projects that require the change-out of the burners. We believe that having Birwelco express their confidence in ClearSign's technology, allowing them to have firsthand experience of it and the exposure to what we do, makes us well positioned to be part of the solutions they offer and may provide for future clients. As you would expect, we are engaged in other early-stage conversations of this nature with them.

If you've participated in previous conference calls, we have mentioned that we were working with a major global chemical company to become an approved vendor in their system. In fact, that was not a one-off, but one of these was a precursor to this order I have just described.

Beyond this, we have a 20-burner order nearing completion. The final witnessed test was completed some time ago, and these burners are now finishing fabrication by our partner Zeeco and are scheduled to be shipped to our client in the Los Angeles area of California late in September. When up and running, there will be another two heaters, this time with eight and twelve burners, which will provide a very significant reference for us, especially given their location in the large refining hub in the Los Angeles area.

As previously noted, in accordance with the contract terms of this project, we will collect revenue upon shipment of the burners, so referring back to Brent's comments earlier, our revenue flow is based on the contractual milestones of our projects, so we anticipate that during the period in which we are establishing sales, our revenue flow may be lumpy. While we have significant sales news in the second quarter of 2024, shipping orders like this are what show up in our financial results.

Regarding our crossover product line, meaning our horizontally fired burners for process heaters, on June 26 we announced the sale of our largest burners to date. The sale is meaningful for a couple of reasons: First, the firing rate of this burner, at close to 19 million BTUs per hour, is almost two times the size of our previous largest single burner sold. With this, we will have demonstrated products designed for our small, medium and large size ranges in the field. Secondly, this burner was sold in collaboration with another heater manufacturer, Devco Process Heaters, or Devco, into the midstream market, which will introduce our solutions to new customers and expand our sales channels. In that regard, we have received requests to provide quotes for additional projects from Devco since the supply of this burner. The burner will be going into a heater in a Central Texas gas processing facility. We expect the burner to be delivered during the third quarter this year.

This product line continues to gain traction. We believe this level of interest and customer requests for quotes indicate that there is a ready market for these burners. We have proposals that are progressing well and I hope to have further news on this progression in the near future.

We also have an update on our hydrogen burner technology. On the last call, we reported that this new technology had worked very well and had exceeded our expectations at this stage of the project. We also mentioned that we have shared some of those initial results on LinkedIn. While we still have some work to do before calling this product line complete, the hydrogen burner performance is sufficiently robust and comprehensive that we are able to offer this new product for sale and have already been doing so.

One of the attributes of this new technology is that it will perform not only with 100% hydrogen as a fuel in the future, but also with the fuel gases currently in use today. And because of this, it is a product that our customers can install to meet their NOx and other operational requirements today, and at the same time, have the technology in place and ready to operate as they introduce additional hydrogen to their fuel gas streams or convert to 100% hydrogen when that fuel source becomes available in the future.

Last week we hosted a process burner technology launch event at the facilities of Zeeco. I have frequently emphasized that one of our priorities is to develop familiarity and confidence in our technology and its capabilities to our customers and other industry stakeholders. Obviously, a key part of this is developing our installed base, but we can also progress this by holding events such as this, in which we demonstrate our technology operating in the Zeeco test furnaces. As you would expect, this was accompanied by a series of presentations and discussions about our technology, how it is installed and operated, et cetera, including our introduction and presentation of our new hydrogen burners, which provided an opportunity for our customers to literally see it in person for the first time.

This demonstration was well attended, including by senior technical representatives of two global supermajor refineries and an equivalent global chemicals company; multiple global engineering procurement and construction, or EPC, companies; multiple leading heater manufacturers and prominent engineering and consulting companies. The burner demonstration went seamlessly, and from what we can tell, the presentations were well received, with active engagement and significant discussion throughout the day. I'm also pleased to note that there was significant interest in the new 100% hydrogen-capable burner. What was also particularly pleasing was the continuing active dialogue, and in particular, with our customers raising their needs and highlighting how our technology can help them solve their respective challenges, and the value of these solutions for them, which is very helpful as we prioritize our product development initiatives.

There have been some developments in clean air regulations in both Texas and Colorado that are relevant to both our process and boiler burner product lines. First, in Texas, there was a final certification by the United States EPA of Texas' reclassification of nonattainment status for compliance with the 2015 National Ambient Air Quality Standards for ozone from moderate to serious for both the greater Houston and greater Dallas regions. This triggers many actions by the Texas Commission on Environmental Quality, or TCEQ; most notably, a revision of the State Implementation Plans, or SIPs, for both regions, and implementation of new Reasonable Available Control Technology, or RACT, rules for emissions sources.

We believe these developments are good news for the long-term ClearSign business. I will tender that development with a reminder that government and regulatory processes take time to be implemented, if at all, and the changes to the State Implementation Plans and RACT rules are not due until late next year into early 2026. Although on the positive side, the customers in the affected areas and the regulators issuing permits know that these changes are on the horizon, so we should expect NOx requirements for new permits and opportunities be pushed down ahead of the new regulations being formalized.

Secondly, in Colorado, following the recent reclassification of federal ozone nonattainment zone severity for Denver and the North Front Range, Colorado Governor Polis sent a letter to the executive director of the Colorado Department of Public Health and Environment dated March 16, 2024, directing action for ozone and NOx reductions. This letter directs these agencies to reduce NOx in the affected regions by 30% by the end of 2025, and by 50% by the end of 2030. Following this development, about two weeks ago, we met in person with the senior staff of both the Department of Public Health and Environment and the Energy and Carbon Management Commission to introduce ClearSign technologies, to understand their planning process and to identify how we can support their NOx reduction initiatives.

Now turning to boiler burners. The commissioning of our large 1,200-horsepower, 2.5-ppm NOx burner, branded Near Zero NOx, for a recycling plant in California is under way. This burner is installed, and as you would expect with this being the first burner of this scale, there are some details to work through. However, we believe we are close to having these worked out and look forward to having this plant in full operation and the formal source test completed. When in service, we believe that this will be a prominent development in the industry and a great reference installation for us.

We also have the first article of our new horizontally fired burner design being manufactured. If this burner performs as we expect it to, and as shown in our computer modeling, it will provide extremely low NOx in short-length heaters and boilers. Bear in mind, our current boiler burner technology is optimized for firetube boilers in which the space for flame is typically long and narrow. The first burner of this new design is for installation in a hot oil heater in Texas. The reason I have included this in this section is that we anticipate that the biggest market for this new burner will be watertube boilers, a segment of the market that we have not been able to effectively pursue at this point.

Our expectation is that we will be able to install this burner in the fourth quarter this year, although this may be contingent on the coordination of the installation with the client's operations schedule. We are pushing to arrange for this installation to be as early as we can because we already have several opportunities waiting for this new design to be demonstrated in service, both in terms of repeat orders from existing customers and from potential new clients, and covering both hot oil midstream-type processes or applications and watertube boilers.

Other upcoming events related to our boiler burner line include an industry demonstration that will be held in Santa Ana, California, next week. The investor-owned California utility companies fund energy efficiency research on available and near-future products and technologies. One of these programs is called the Statewide Gas Emerging Technologies, or GET, program, which is administered by Southern California Gas Company through a contract awarded to ICF, a global consulting and digital services company. The GET program's objective is to source and screen technologies, gather necessary technical information and data on potential efficiency gains to identify key market barriers to the adoption of these technologies and develop strategies to overcome such barriers. ClearSign is pleased to have been selected to participate in this important program.

We have completed a study of the formally tested and quantified operating efficiency improvements that will basically translate into fuel savings of the ClearSign boiler burner technology compared to a typical energy standard ultra-low-NOx burner. The test method was developed by independent third-party engineers and the testing was also overseen by independent third-party engineers, all contracted directly by the GET program. We are not able to give results today as the work and data is owned by the GET program and they have not released their report at this time. However, I can say that the results were pleasing, both in terms of efficiency and the NOx emissions demonstrated. We plan to provide access to this report on our website when available and also provide notification that it is issued and a link on LinkedIn.

The study results and a physical demonstration of the burner in operation will be presented at the industry demonstration next week. We are expecting approximately 70 attendees, including many from the various California air regulators; California refineries, both supermajor and local; national energy and infrastructure companies; engineering companies; and national boiler operators.

One final project update on our boiler burner line: In February this year we announced an order which was for the first of four burners for a California plant. That first burner is in production, but the client's schedule has moved out a little and that burner is now scheduled to ship at the end of the year and to be installed by the end of the first quarter of 2025. As usual, we will keep you informed as that project progresses and as we get dates for the remaining three burners for that project.

And finally regarding boiler burners, on the last call I mentioned our China certification project has seen some delays. While some progress has been made, I do not have any significant updates regarding the project's schedule at this time.

In closing, it is worthwhile to look at what we are doing at a tactical level, and also at a strategic or high level. The updates I have given here are mostly tactical, individual product updates, customer demonstrations, et cetera. At a strategic level, there are areas of focus that are consistent, and it is useful to articulate these to provide a framework to understand what we are doing and to gauge progress.

Our top line objective is to increase sales and profitability both in the near term but also increasingly in the future. To do this, we need to continue developing products that provide value to our customers, and because our technology is new, we need to develop our reputation and familiarity in the market.

In working toward this objective, we have discussed significant new orders, especially the process burner order for a chemical company in Texas, likely in the most significant United States market for us in the midterm, and also the engagement of a leading heating manufacturer and engineering firm, who is actually our direct customer for this project and is now getting firsthand experience of our products and working with ClearSign. Under this general seeding-the-industry objective, we also have carried out a largescale product demonstration in the Zeeco facility for our process burners last week and will be doing another demonstration for our firetube boiler product line in California next week. We're also nurturing our relationship with Kern Energy, as evidenced by press releases from both us and them regarding our installations there, and we will continue to publish news and journal articles related to our installations with Kern Energy throughout the remainder of this year.

In support of our continued business growth, we are investing time and energy in bringing new products to market and developing new markets themselves. The new products that are most advanced are our new process burner, capable of burning fuel gas ranging from the fuel gases in use today up to 100% hydrogen while maintaining the same market-leading NOx levels, enabling the burners to be installed now and our customers to be ready for new higher hydrogen fuels as those become available. We are seeing a lot of interest in this new burner, as evidenced in the level of engagement during our demonstration last week, and as mentioned, we are starting to provide sales proposals for this burner.

The second new product line is the new horizontally fired burner, with the first of this new technology currently in fabrication and plans to be installed in the hot oil heater in Texas. When successfully installed and commissioned, this burner is expected to open up to the watertube boiler market for us in addition to the midstream heaters in the process burner market. We also already have interest in this burner, just waiting on the demonstrated operation of this first article in Texas. We also maintain an ongoing portfolio of early-stage development projects and are receiving multiple customer requests for new variations of our technology, some of which we continue to develop and some of which will get dropped as we work through the standard technical, business and marketing assessments of these different opportunities.

In the same category of development for the future, we are also considering the development of our resources, such as the recent investment in computer modeling capabilities. We are also engaged in developing market access for the future. I talked briefly about our engagement with the regulatory leadership in Colorado, which we will continue to work on. We are also in frequent contact with the California Air Resources Board, the body that oversees the air districts in California, and also members of the TCEQ in Texas.

You will appreciate that to get all this done in addition to our ongoing normal business operations will take a lot of time and effort. We are conscious of the costs of running ClearSign and we only add to our headcount when absolutely needed. I greatly appreciate all the hard work and dedication of our team.

And with that, I'd like to open up the call for questions, please, operator.

Questions & Answers

Operator: [Operator Instructions]

Your first question comes from the line of Amit Dayal from H.C. Wainwright.

Amit Dayal: So Jim, I mean, it's good to see all the progress you guys are making, and it's almost now getting hard to track all the sales and your pipeline. Could you maybe help us a little bit and give us a dollar sense of how much you have in hand as orders that you will be shipping out over the next few quarters and what is in the pipeline?

Jim Deller: Yes, thank you, Amit, and thank you for your question. I think to start, I'll rephrase the -- well, I think the general numbers we had given for everyone, our products obviously cover boiler burners and process burners in varying size, but to keep things simple, a good estimate of the sales price or revenue per burner is $100,000 per item. So I can then talk to the number of burners both we have in our existing projects and then certainly talk a little bit about what we see in the future.

So as I think on the process burner line, the two big orders, I mentioned the 20 burners, which we expect to ship to California late in September, so there's 20 burners there; we have the engineering order, which we fully expect to progress, for the chemical facility down in Texas; that's 26 burners. That's 46 in total with just those two orders. There's two heaters that we've mentioned for Kern Energy; the engineering for those is just about complete. There are a handful of boiler burner and hot oil burner or hot oil heater burners in progress. We also have the four-burner plan with one single client in California. So I think that's the majority of the standard burner orders. Obviously there's engineering and service and spare parts and other work that we do, but that's, I think, a good framework to assess the revenue to be recognized based on the work that we have to date.

Going forward, I'm always conscious about a bird in the hand as opposed to what's out there, but we are seeing a lot of interest in the hot oil heater line and are expecting that to progress. We have -- I mentioned an ongoing relationship with Kern Energy, and there's certainly interest there.

I think some of the more exciting things for me, as I look further out to the future, are the ongoing conversations with companies like Birwelco, the engineering company involved in the order we've just announced down in Texas, but also that we are getting drawn or invited to enter discussions at the feed stage of some very large projects. The feed stage is really the first financial and feasibility assessment that our customers go through when developing projects. These are typically going to be two years out, something in that timeframe, sometimes even more. But the important thing is, that's how you load the pipeline, and that's where the growth and the long-term growth of the company comes from, is by getting involved in these really big projects early. For me, the reason that's encouraging, one is for that pipeline, but also it's an indication of the growing recognition and trust of ClearSign's technology out there in the market.

Amit Dayal: Understood. Thank you. And just to clarify, the hot oil heater opportunity is tied to the horizontal process burner offering that you are developing?

Jim Deller: That's correct. We've used several names, and we're actually using that as more of a generic name. There are a number of different processes, but it's the -- there's a number of horizontally fired heaters in the process industries, in gas processing industries: hot oil heaters, glycol heaters. There's a number of different processes. We've used the term hot oil heaters generally to describe those horizontally fired single-burner forced-draft burner applications.

Amit Dayal: Okay, got it. You said you guys are probably getting a little stretched with all of the activity in terms of business development and deployments going on; are you looking to add more people? And how should we think about operating costs on a quarterly basis going forward?

Jim Deller: Yes. So we -- you may have seen -- we currently have one -- and I'll use this as an advertisement as well -- we currently have one open job posting out. We are currently reviewing resumes for an engineer to both assist with work with our test furnace and installation work out in the field with our clients. That is the only current open position we have. Obviously as more orders come in, we will monitor the load on our project management team and maybe even on our engineering team.

Part of the reason also that we are focused on that engineering team is not only that we need to execute the orders that we have, but that I want to ensure that our senior engineers are also very effective salespeople, maintain the time in their schedule to focus on sales and those customer conversations to bring orders in, and do not get consumed in order execution and engineering because of a low staffing level. You'd appreciate we have to have people in-house and trained up so that they're effectively able to do that work, so we do keep our work force to a low level; we also have to balance that to make sure that we have the right people to do the job and not take our foot off the gas and focus on the outreach and the sales activities that are so important to us.

But I think in terms of just looking at overhead costs, these positions are positions that we add as part of the growing business. So they're not -- I wouldn't classify them as overhead-style costs. They are very much a function of the increasing workflow.

Amit Dayal: Understood. And just last one from me: These demonstrations with Zeeco that you are doing for clients, what kind of responses are you getting from that? And how is this helping sort of improve your sales cycle? Just any color on how you're leveraging these demonstrations to get more visibility of your customers.

Jim Deller: Yes, absolutely. I mean, the whole purpose of doing these is to show what we can do to the industry, to get people to see it in person, and seeing is believing, often. This demonstration last week was a big demonstration; it was three burners firing in a test furnace. That is not normal. Most tests are done with just a single furnace -- a single burner. The -- I think it's important to note that the people that came in made this trip, dedicated especially for this purpose. They were not in town for other reasons. They'd flown across the country to be here with us.

There was a lot of engagement -- we had a full day of active conversations, including the firing demonstration, that pursued in vigor through a dinner that evening. The burners ran well. We got to show the hydrogen burner. There was a lot of conversation around the hydrogen burner and the hydrogen burner performance. It also -- we had a lot of ClearSign staff among the customers, as you would expect, and a lot of one-on-one conversations, and we picked up and got engaged in a lot of conversations with our customers where they were asking how it -- how could we help them with their problems, and I think we've picked up a lot of -- maybe not immediate opportunities, but I think a lot of initiatives that have a very good potential of turning into future opportunities from those conversations. And just having that dialogue and ongoing conversations with your customers always keeps you at the front of their mind, and so while there's no specific opportunities we're bidding immediately as a result of that converse, I am very confident that we will get more engagement and opportunities as a result of that demonstration.

Operator: [Operator Instructions]

Matthew Selinger: Operator, I'm going to go ahead and read -- we've got a couple via e-mail, so I'm going to read the first question. You've increasingly highlighted third parties like heater manufacturers in your recent press releases about sales. Can you talk about how many of these relationships we may have and how many of these may exist?

Jim Deller: That's a good question. I will answer this, Matt, answer the best I can. So it is probably good to -- just to step back a little for everyone and explain sort of how the heater manufacturers and the engineering companies fit into the industry. So you think of a typical client; let's pick one, name a supermajor. Let's say Chevron has a heater, and he doesn't want to buy a heater, or else he'd go to a heater manufacturer and that heater manufacturer would then buy burners to put into that heater and supply as part of a package. Or, if they own that heater and require work on the heater to change its purpose or to meet new emissions requirements, they would typically go to one of those heater manufacturers or heater engineering companies and outsource the work to them, and that company would then have a very prominent role in redesigning the heater and selecting the equipment.

During the -- our remarks a few minutes ago, I talked to some extent about Birwelco. Birwelco is a really good example of a very prominent heater manufacturer. They supply heaters, they do the engineering, and they were very influential in the 26-burner order that we announced in that role.

So we -- yes, I do talk about them a lot because effectively, they act as a sales channel for us. And as we sell products and new heater companies get involved in a ClearSign project, that's another heater company that's aware of what we do and then can use our burners as part of their solution that they are constantly trying to sell to their customers to get business for themselves.

So I need to go back and look through details, but we're probably at a handful or half a dozen heater companies that we've worked with to date. I might be off by one or two, but somewhere in that order.

That's the easy part of the question. I think the question as to how many are out there is a lot more open-ended. There's probably 10 to 15 heater and heater engineering companies that frequently engaged in the U.S. market, but depending on how big the companies you include are, and where they are, the number will actually be much more than that. And there are a lot of smaller bespoke engineering and heater companies as well. So that last part is, to be honest, difficult to put a number to.

Matthew Selinger: The second question: In your press release today, you stated an event in California next week to unveil independent data. Can you give more color?

Jim Deller: Well, first of all, thank you for reading the press release. So this project in some ways is similar to the demonstration we ran at Zeeco last week, with some very significant differences. First of all, fundamentally for us, it's focused on our boiler burner technology rather than the process burner. We have a -- or been part of an ongoing burner comparison study that's being run by the California GET program to look at technologies to reduce NOx emissions and to increase burner efficiency. Essentially, increasing efficiency is decarbonization. It's the saver of fuel, and that means less carbon. So their -- that is really the focus of this program, is how can you decarbonize the boilers and achieve or maintain these exceptionally low NOx numbers.

The program is run by GET and funded by them. The engineers were paid by GET. It was hosted at our partner California Boiler's site. The data is owned by GET. They will be releasing a report, we believe sometime in early September, and please follow us on LinkedIn; we will put announcements of that out. We will host that -- put that report out on our website.

Also, the demonstration next week is the ClearSign technology operating in a boiler -- it's one of the concluding activities of this GET program. They have managed this. They have been the ones primarily distributing the invitee list and maintaining the list. We have, I think last count today, we had up to 80 attendees registered for that. Some of them were the senior global refinery engineers that came into our Zeeco demonstration. Some of those are actually going out to California because they're also interested in the boiler burner technology, so we got to talk about that at the same time. But the -- this is a big deal, and especially the results. I don't have the exact data to share today, but having a burner that aids in decarbonization, is shown to be more efficient and has this world-leading NOx level for a burner is a really big deal, in my opinion.

Operator: Thank you. There are no further questions at this time. I would like to turn the conference back over to ClearSign's CEO, Mr. Jim Deller, for any closing remarks.

Jim Deller: Thank you, operator, and thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you all on our next call.

Operator: This concludes today's call. Thank you for participating. You may all disconnect.